Exhibit 99.1

News Release

DRAFT – NOT FOR RELEASE

Amkor Resolves Outstanding Mold Compound Dispute with Philips

CHANDLER, Ariz., May 5, 2002 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that on April 29, 2004 it reached resolution with Koninklijke Philips Electronics (“Philips”) on pending litigation involving allegedly defective epoxy mold compound manufactured by Sumitomo Bakelite (“Sumitomo”). Amkor has agreed to pay Philips $1.5 million plus a contingent amount ranging between $0.0 and $2.0 million based on the resolution of Philips’ claims against Sumitomo. The trial of Philips’ claims against Sumitomo is scheduled to start on August 2, 2004.

In accordance with U.S. generally accepted accounting principles, Amkor is revising its previously announced earnings for its first quarter ended March 31, 2004 by recording the $1.5 million payment to Philips as a pre-tax charge for such quarter, which will be included in Amkor’s Report on Form 10-Q being filed with the Securities and Exchange Commission today. As a result of this charge, Amkor’s net income for the quarter ended March 31, 2004 is $11 million, or $0.06 per share, compared with $12 million, or $0.07 per share, as reported on April 27, 2004.

“We view this resolution in a very positive light and believe that it compares favorably to the legal expenses we would likely incur in continuing to defend against Philips’ claims,” said Ken Joyce, Amkor’s chief financial officer. “Philips is one of five cases related to the mold compound, and we will continue to incur legal expenses in regard to those other cases. Nonetheless, we believe the resolution with Philips is a favorable development in this litigation.”

About Amkor:

Amkor Technology, Inc. is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Contact:

Amkor Technology
Jeffrey Luth
VP Corporate Communications
(480) 821-2408 Ext. 5130
jluth@amkor.com